As filed with the Securities and Exchange Commission on September 25, 2012

Registration Statement No. 333-160699

Registration Statement No. 333-160689

Registration Statement No. 333-151782

Registration Statement No. 333-148273

Registration Statement No. 333-125195

Registration Statement No. 333-102774

Registration Statement No. 333-76919

Registration Statement No. 333-82602

Registration Statement No. 333-42628

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160699

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160689

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151782

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-148273

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-125195

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-102774

Post Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-76919

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-82602

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42628

Capital Bank Corporation

(Exact name of registrant as specified in its charter)

North Carolina	56-2101930
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

333 Fayetteville Street, Suite 700 Raleigh, North Carolina 27601	27601
(Address of Principal Executive Offices)	(Zip Code)

Home Savings Bank of Siler City, Inc. SSB 1995 Incentive Stock Option Plan

Home Savings Bank of Siler City, Inc. SSB 1995 Nonqualified Stock Option Plan

Capital Bank 401(k) Retirement Plan

Deferred Compensation Plan for Advisory Board Members

Capital Bank Corporation Deferred Compensation Plan for Outside Directors, as amended and restated, effective November 30, 2009

Capital Bank Corporation Equity Incentive Plan

High Street Corporation Management Stock Option Plan

High Street Corporation Non-Employee Director Stock Option Plan

Stock Option Plan and Trust Agreement of First Community Financial Corporation

(Full title of the plans)

Christopher G. Marshall

Capital Bank Financial Corp.

121 Alhambra Plaza, Suite 1601

Coral Gables, Florida 33134

(Name and address of agent for service)

(305) 670-0200

(Telephone number, including area code, of agent for service)

Copy to:

David E. Shapiro

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Capital Bank Corporation (the “Registrant”):

•

File No. 333-76919, pertaining to the registration of 563,099 shares of common stock, no par value per share, of the Registrant (the “Common Stock”), issuable under the Capital Bank Corporation Equity Incentive Plan, Capital Bank Corporation Deferred Compensation Plan for Outside Directors, Home Savings Bank of Siler City, Inc. SSB 1995 Nonqualified Stock Option Plan and Home Savings Bank of Siler City, Inc. SSB 1995 Incentive Stock Option Plan.

•	File No. 333-42628, pertaining to the registration of 50,000 shares of Common Stock, issuable under the Capital Bank 401(k) Retirement Plan.

•

File No. 333-82602, pertaining to the registration of 358,517 shares of Common Stock, issuable under the Stock Option Plan and Trust Agreement of First Community Financial Corporation and 100,000 shares of Common Stock, issuable under the Capital Bank Corporation Deferred Compensation Plan for Outside Directors.

•

File No. 333-102774, pertaining to the registration of 81,274 shares of Common Stock, subject to outstanding options granted under the High Street Corporation Management Stock Option Plan, 64,124 shares of Common Stock, subject to outstanding options under the High Street Corporation Non-Employee Director Stock Option Plan, and 250,000 shares of Common Stock issuable under the Capital Bank Corporation Equity Incentive Plan.

•

File No. 333-125195, pertaining to the reoffer and sale of 1,827 shares of Common Stock previously issued pursuant to the Deferred Compensation Plan for Outside Advisory Board Members and the registration of 15,000 shares of Common Stock issuable under the Deferred Compensation Plan for Advisory Board Members.

•

File No. 333-148273, pertaining to the registration of 125,000 shares of Common Stock, issuable under the Capital Bank Corporation Deferred Compensation Plan for Outside Directors, as amended and restated, effective January 1, 2005.

•	File No. 333-151782, pertaining to the registration of 300,000 shares of Common Stock, issuable under the Capital Bank Corporation 401(K) Retirement Plan.

•

File No. 333-160689, pertaining to the registration of 500,000 shares of Common Stock, issuable under the Capital Bank Corporation Deferred Compensation Plan for Outside Directors, as amended and restated, effective November 30, 2009.

•	File No. 333-160699, pertaining to the registration of 500,000 shares of Common Stock, issuable under the Capital Bank Corporation Equity Incentive Plan.

On September 1, 2011, the Registrant entered into an Agreement and Plan of Merger with Capital Bank Financial Corp. (formerly known as North American Financial Holdings, Inc.), a Delaware Corporation (“CBF”) (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, the Registrant merged with and into CBF (the “Merger”), with CBF continuing as the surviving corporation following the Merger.

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on the 25th day of September, 2012. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

Capital Bank Corporation

By:	/s/ Christopher G. Marshall

Name:	Christopher G. Marshall
Title:	Chief Financial Officer